UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report: February 28, 2010
SOLUTIA INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-13255	43-1781797
(Commission File Number)	(IRS Employer Identification No.)

575 Maryville Centre Drive, P.O. Box 66760 St. Louis, Missouri	63166-6760
(Address of Principal Executive Offices)	(Zip Code)
(314) 674-1000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On February 28, 2010, Solutia Inc. (“Solutia”) entered into a Share Purchase Agreement (the “SPA”), between Etimex Holding GmbH, a limited liability company formed under the laws of Germany (“Seller”), Etimex Primary Packaging GmbH, a limited liability company formed under the laws of Germany (“Guarantor”), Solutia and Flexsys Verwaltungs- und Beteiligungsgesellschaft mbH, a limited liability company formed under the laws of Germany and a wholly-owned subsidiary of Solutia (“Purchaser”).
     Under the SPA Purchaser has agreed to purchase from Seller all of the outstanding shares of Etimex Solar GmbH (the “Target”), which would through this purchase, include the indirect purchase of Target’s wholly-owned subsidiary (Target and such subsidiary collectively, “Solar”), on the terms and subject to the conditions set forth in the SPA. The purchase of the outstanding shares pursuant to the SPA is referred to as the “Purchase”. Upon the closing of the Purchase, the Target and its subsidiary will each become an indirect wholly-owned subsidiary of Solutia. Solar is engaged in the business of designing, developing, manufacturing and distributing specialty films and products for the encapsulation of solar cells, thin film solar coatings and other active semiconductor materials in photovoltaic solar modules and any other related applications.
     The purchase price for the Purchase is €240 million, which amount is subject to adjustment as provided in the SPA for, among other items, the amount of cash, financial debt and working capital of Solar as of the closing of the Purchase.
     The SPA provides that the closing of the Purchase is subject to customary conditions. In particular, neither party is required to close the Purchase until the closing is permissible under the merger control or antitrust requirements of applicable countries. In addition, Purchaser’s obligations to consummate the Purchase is subject to the absence of a “Material Adverse Effect” on Solar since the date of the SPA. A “Material Adverse Effect” is defined in the SPA to mean any fact, circumstance, development, effect or change that is, has been or would reasonably be expected to be, individually or in the aggregate, materially and lastingly adverse to the business, assets, financial condition, operating results or operations of Solar, without taking into account certain excluded items.
     The SPA may be terminated by Seller or Guarantor (on the one hand) and Solutia or Purchaser (on the other hand) if either (i) the closing of the Purchase has not occurred by September 2, 2010, which date may be extended until November 2, 2010 if certain conditions have not been satisfied as of September 2, 2010, or (ii) a party to the SPA has failed to close the Purchase when all of the closing conditions as set forth in the SPA have been satisfied or waived (other than those closing conditions that, by their nature, are to be fulfilled at the closing of the Purchase) and the parties are required to close the Purchase, which right may be exercised only after the terminating party has delivered notice to the other party of its failure to close the Purchase and provided the other party with the right to close the Purchase within a cure period thereafter.
     The SPA includes customary representations, warranties and covenants of Seller, Guarantor, Solutia and the Purchaser, including representations and warranties regarding Solar.
     The SPA includes certain post-closing indemnification obligations of the parties to the SPA, including indemnification obligations for damages resulting from breaches of representations, noncompliance with covenants and liabilities that are excluded liabilities of Solar under the SPA (which primarily include certain liabilities not related to Solar’s solar business). These indemnifications are subject to limitations as provided in the SPA. The indemnification obligations lapse over time, with all indemnification obligations expected to have lapsed after 5 years from the date of the SPA. Many of the indemnification obligations are subject to maximum aggregate collectible amount limitations.
     The SPA also includes other customary pre-closing and post-closing covenants of the parties. These include a restriction on Seller, Guarantor or any of their subsidiaries from competing with Solar by engaging in any aspect of Solar’s solar business for 3 years after the closing of the Purchase.
     The purchase price is expected to be financed from Solutia’s existing cash, as well as debt. In connection with the SPA, Solutia has entered into an agreement to obtain debt financing to fund the acquisition of Solar subject to closing conditions including with respect to the financial condition of Solar. The SPA does not include a financing condition.

Item 7.01.	Regulation FD.
     A copy of the press release announcing the execution of the SPA is attached as Exhibit 99.1 to this Current Report on Form 8-K. Solutia will hold a live webcast at 9:00 a.m. Central Time on Monday, March 1, 2010 regarding the SPA. A live webcast of the presentation, as well as a replay, will be available on the investors section of http://www.solutia.com. In connection therewith, Solutia has posted information regarding the planned acquisition of Solar to the “investors” section of Solutia’s website under “reports and presentations — financial reports & presentation”. This information includes January 2010 financial and operational information regarding Solutia.

Item 9.01.	Financial Statements and Exhibits.
     Financial statements of Solar are not included as an exhibit to this Current Report on Form 8-K, but will be provided within 71 calendar days of the filing of this Current Report on Form 8-K.
     (d) Exhibits.

Exhibit Number	Description
99.1	Press Release of Solutia Inc., dated March 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 1, 2010

SOLUTIA INC.
By:	/s/ Paul J. Berra, III
	Name:	Paul J. Berra, III
	Title:	Senior VP, Legal and Governmental Affairs, and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Solutia Inc., dated March 1, 2009.